Exhibit 107
Calculation of Filing Fee Tables
Medifast, Inc.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount to be registered (1)	Proposed Maximum Offering Price Per Unit ($)(2)	Maximum Aggregate Offering Price ($)(2)	Fee Rate	Amount of Registration Fee ($)
Equity	Common Stock, par value $0.001 per share	457(h)	515,000	17.74	9,136,100	0.00015310	1,398.74
Total Offering Amounts					9,136,100		1,398.74
Total Fee Offsets							0.00
Net Fee Due							1,398.74

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Medifast, Inc. Amended and Restated 2012 Share Incentive Plan, as amended and restated (the “Amended and Restated 2012 Plan”), by reason of any stock splits, stock dividends, recapitalization or similar transactions. The amount to be registered represents 515,000 additional shares of Common Stock that are available for grant under the Amended and Restated 2012 Plan, as amended and approved by the Registrant’s stockholders at its annual meeting on June 19, 2024.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on October 25, 2024, which date is within five business days prior to filing this Registration Statement in accordance with Rule 457(c) of the Securities Act.